Exhibit 99.1

American Financial Group, Inc. Announces Third Quarter Results and Declares Special Dividend

•	Net earnings per share of $3.40 compared to $2.58 in the prior year third quarter

•	Record third quarter core net operating earnings of $3.97 per share, a 48% increase from the prior year period

•	Record third quarter pretax P&C operating income of $406 million

•	Third quarter growth in net written premiums of 9%

•	Third quarter annualized ROE of 22.3%; annualized core operating ROE of 26.0%

•	Overall average renewal rate increase, excluding workers’ compensation, of approximately 6%

•	Board of Directors declares $3.50 per share special dividend, payable November 25, 2026

CINCINNATI – November 3, 2026 – American Financial Group, Inc. (NYSE: AFG) today reported 2026 third quarter net earnings of $282 million ($3.40 per share) compared to $215 million ($2.58 per share) in the 2025 third quarter. Net earnings included net after-tax non-core items that reduced net income by $47 million ($0.57 per share loss) and $9 million ($0.11 per share loss) in the 2026 and 2025 third quarters, respectively. Annualized return on equity was 22.3% and 18.2% for the third quarters of 2026 and 2025, respectively, and is calculated excluding accumulated other comprehensive income (AOCI). Other details may be found in the table on the following page.

Core net operating earnings were $329 million ($3.97 per share) for the 2026 third quarter, compared to $224 million ($2.69 per share) in the 2025 third quarter, reflecting higher year-over-year net investment income. Additional details for the 2026 and 2025 third quarters may be found in the table below. Core net operating earnings for the third quarters of 2026 and 2025 generated annualized returns on equity of 26.0% and 19.0%, respectively, which is calculated excluding AOCI.

	Three months ended September 30,
Components of Pretax Core Operating Earnings	2026	2025	2026	2025	2026	2025
In millions, except per share amounts	Before Impact of Alternative Investments		Alternative Investments		Core Net Operating Earnings, as reported
P&C Pretax Core Operating Earnings	$358	$285	$48	$43	$406	$328
Parent investment income - sale of Charleston Harbor	63	—	—	—	63	—
Other expenses	(28)	(29)	—	—	(28)	(29)
Holding company interest expense	(23)	(19)	—	—	(23)	(19)

Pretax Core Operating Earnings	370	237	48	43	418	280
Related provision for income taxes	79	47	10	9	89	56

Core Net Operating Earnings	$291	$190	$38	$34	$329	$224

Core Operating Earnings Per Share	$3.52	$2.28	$0.45	$0.41	$3.97	$2.69
Weighted Avg Diluted Shares Outstanding	82.9	83.4	82.9	83.4	82.9	83.4

AFG’s book value per share was $57.12 at September 30, 2026. AFG repurchased $26 million of its Common Stock (average price of $138.31 per share) and paid cash dividends of $0.88 per share during the third quarter. For the three and nine months ended September 30, 2026, AFG’s change in book value per share plus dividends was (0.2%) and 6.0%, respectively, reflecting the impact of rising interest rates on AOCI.

Book value per share excluding AOCI was $62.29 at September 30, 2026. For the three and nine months ended September 30, 2026, AFG’s growth in book value per share excluding AOCI plus dividends was 5.5% and 13.8%, respectively.

AFG’s net earnings, determined in accordance with U.S. generally accepted accounting principles (GAAP), include certain items that may not be indicative of its ongoing core operations. The table below identifies such items and reconciles net earnings to core net operating earnings, a non-GAAP financial measure. AFG believes that its core net operating earnings provides management, financial analysts, ratings agencies, and investors with an understanding of the results from the ongoing operations of the Company by excluding the impact of net realized gains and losses and other items that are not necessarily indicative of operating trends. AFG’s management uses core net operating earnings to evaluate financial performance against historical results because it believes this provides a more comparable measure of its continuing business. Core net operating earnings is also used by AFG’s management as a basis for strategic planning and forecasting.

In millions, except per share amounts	Three months ended September 30,		Nine months ended September 30,
	2026	2025	2026	2025
Components of net earnings:
Core operating earnings before income taxes	$418	$280	$975	$701
Pretax non-core items:
Realized gains (losses)	(35)	13	(37)	18
Special A&E charges	(24)	(25)	(24)	(25)

Earnings before income taxes	359	268	914	694
Provision for income taxes:
Core operating earnings	89	56	206	146
Non-core items	(12)	(3)	(13)	5

Total provision for income taxes	77	53	193	151

Net earnings	$282	$215	$721	$543

Net earnings:
Core net operating earnings(a)	$329	$224	$769	$555
Non-core items:
Realized gains (losses)	(28)	11	(29)	15
Special A&E charges	(19)	(20)	(19)	(20)
Other	—	—	—	(7)

Net earnings	$282	$215	$721	$543

Components of earnings per share:
Core net operating earnings(a)	$3.97	$2.69	$9.26	$6.65
Non-core items:
Realized gains (losses)	(0.34)	0.13	(0.35)	0.18
Special A&E charges	(0.23)	(0.24)	(0.23)	(0.24)
Other	—	—	—	(0.09)

Diluted net earnings per share	$3.40	$2.58	$8.68	$6.50

Footnote (a) is contained in the accompanying Notes to Financial Schedules at the end of this release.

The Company also announced today that its Board of Directors has declared a special cash dividend of $3.50 per share of American Financial Group common stock. The dividend is payable on November 25, 2026, to shareholders of record on November 16, 2026. The aggregate amount of this special dividend will be approximately $290 million. This special dividend is in addition to the Company’s regular quarterly cash dividend of $0.97 per share most recently paid on October 23, 2026. With this special dividend, the Company has declared $59.00 per share in special dividends since the beginning of 2021.

S. Craig Lindner and Carl H. Lindner III, AFG’s Co-Chief Executive Officers, issued this statement: “We are particularly pleased with exceptionally strong core net operating earnings, our highest ever in the third quarter. Strong underwriting margins, healthy premium growth and higher quarterly P&C net investment income drove a new third quarter record for pretax P&C operating income and produced an impressive annualized core operating return on equity of 26%. These results, coupled with effective capital management and our entrepreneurial, opportunistic culture and disciplined operating philosophy, enable us to continue to create value for our shareholders.”

Messrs. Lindner continued, “AFG continued to have significant excess capital at September 30, 2026. Returning capital to shareholders in the form of regular and special cash dividends and through opportunistic share repurchases is an important and effective component of our capital management strategy. In addition, our excess capital will be deployed into AFG’s core businesses as we identify potential for healthy, profitable organic growth, and opportunities to expand our specialty niche businesses through acquisitions and start-ups that meet our target return thresholds.”

Specialty Property and Casualty Insurance Operations

The Specialty P&C insurance operations generated a 93.8% combined ratio in the third quarter of 2026, 0.8 points higher than the 93.0% reported in the comparable prior year period. Third quarter 2026 results included 1.0 point related to catastrophe losses, compared to 1.2 points in the 2025 third quarter. Third quarter 2026 results benefited from 1.5 points of favorable prior year reserve development, compared to 1.2 points in the third quarter of 2025.

Underwriting profit was $133 million for the 2026 third quarter compared to $139 million for the 2025 third quarter. Higher year-over-year underwriting profit in our Property and Transportation and Specialty Casualty Groups was more than offset by lower underwriting profit in our Specialty Financial Group.

Third quarter 2026 gross and net written premiums increased 8% and 9%, respectively, when compared to the third quarter of 2025. We continued to achieve premium growth across our portfolio as a result of a combination of new business opportunities, a favorable renewal rate environment and strong policy retention, all while maintaining discipline and focusing on underwriting profitability.

Average renewal pricing across our P&C Group, excluding workers’ compensation, was up approximately 6% for the quarter, about a point higher than in the previous quarter. Average renewal rates, including workers’ compensation, were up approximately 5% overall, also about a point higher than in the second quarter. We believe we are achieving overall renewal rate increases that enable us to meet or exceed targeted returns.

The Property and Transportation Group reported 2026 third quarter underwriting profit of $68 million, compared to $55 million in the third quarter of 2025, reflecting higher underwriting profit in our agricultural and transportation businesses. Catastrophe losses in this group were $4 million (0.4 points on the combined ratio) in both of the third quarters of 2026 and 2025. Overall, the businesses in the Property and Transportation Group achieved a 93.4% calendar year combined ratio in the third quarter, an improvement of 0.7 points from the comparable period in 2025.

Third quarter 2026 gross and net written premiums in this group were 12% and 14% higher, respectively, than the comparable prior year. The increase is primarily attributable to growth in certain crop insurance products, along with new business opportunities and a favorable rate environment in several of our transportation businesses. Overall renewal rates in this group increased approximately 7% in the third quarter of 2026, slightly below the pricing increase achieved in this group for the second quarter of 2026.

The Specialty Casualty Group reported 2026 third quarter underwriting profit of $42 million, compared to $33 million in the third quarter of 2025. Higher profitability in our excess and surplus and targeted markets businesses was partially offset by lower levels of favorable prior year development in our workers’ compensation businesses. Underwriting profitability in our workers’ compensation businesses overall continues to be very strong. The businesses in the Specialty Casualty Group achieved a solid 94.9% calendar year combined ratio in the third quarter of 2026, an improvement of 0.9 points from the 95.8% reported in the comparable period in 2025.

Third quarter 2026 gross written premiums in this group increased less than 1%, and net written premiums increased 2% when compared to the same prior year period. New business opportunities, strong policy retention and higher rates contributed to growth in several of our Specialty Casualty businesses, which was partially offset by non-renewals of under-performing accounts in certain targeted markets businesses. Excluding workers’ compensation, renewal pricing for this group was up approximately 6% in the third quarter; pricing including workers’ compensation was up about 4%. Both measures are an improvement of 2 points over pricing achieved in the second quarter.

The Specialty Financial Group reported an underwriting profit of $23 million in the third quarter of 2026, compared to $51 million in the third quarter of 2025. The decrease reflects an isolated large loss in our European operations and lower overall levels of favorable prior year development. Catastrophe losses for this group were $16 million (5.2 points on the combined ratio) in the third quarter of 2026, compared to $11 million (4.1 points) in the prior year quarter. This group reported a combined ratio of 92.5% for the third quarter of 2026, 11.4 points higher than the exceptionally strong results reported in the prior year period.

Third quarter 2026 gross and net written premiums in this group both increased approximately 14% when compared to the prior year period, primarily due to growth across our lender services businesses. Renewal pricing in this group was up approximately 4% in the third quarter.

Carl Lindner III stated, “There is a lot of good news in AFG’s third quarter results. Beyond strong P&C operating earnings, I am very pleased to see our teams continue to execute on opportunities to grow while achieving favorable renewal rate increases, which helps to ensure that we are meeting or exceeding overall targeted returns. I like our positioning and momentum as we enter the fourth quarter.”

Further details about AFG’s Specialty P&C operations may be found in the accompanying schedules and in our Quarterly Investor Supplement, which is posted on our website.

Investments

P&C Net Investment Income – Net investment income in our property and casualty insurance operations for the three months ended September 30, 2026 established a new quarterly record for AFG, increasing 41% year-over-year to $289 million. The increase was primarily attributable to income from the sale of Charleston Harbor Resort & Marina. Consistent with what we had previously communicated, the August 2026 sale of Charleston Harbor Resort & Marina generated $126 million in pretax net investment income. Since the P&C companies and AFG parent each owned half of the property, the earnings are split evenly between the operating results of the P&C Insurance Segment and holding company investment income. Property and casualty net investment income – excluding the income from the sale of Charleston Harbor Resort & Marina – increased 10% when compared to the 2025 third quarter.

The annualized return on alternative investments was approximately 6.7% for the 2026 third quarter compared to 6.2% for the prior year quarter. Earnings from alternative investments may vary from quarter to quarter based on the reported results of the underlying investments and generally are reported on a quarter lag. Longer term, we continue to remain optimistic regarding the prospects of attractive returns from our alternative investment portfolio, with an expectation of annual returns averaging 10% or better.

Non-Core Net Realized Gains (Losses) – AFG recorded third quarter 2026 net realized losses of $28 million ($0.34 per share loss) after tax, which included $6 million ($0.07 per share loss) in after-tax net losses to adjust equity securities that the Company continued to own at September 30, 2026, to fair value. AFG recorded net realized gains of $11 million ($0.13 per share) in the comparable 2025 period.

After-tax unrealized losses related to fixed maturities were $400 million at September 30, 2026. Our portfolio continues to be high quality, with 97% of our fixed maturity portfolio rated investment grade and 98% of our P&C fixed maturity portfolio with a National Association of Insurance Commissioners’ designation of NAIC 1 or 2, its highest two categories.

More information about the components of our investment portfolio may be found in our Quarterly Investor Supplement, which is posted on our website.

A&E Reserves

As in prior years, during the third quarter, AFG conducted an in-depth internal review of its asbestos and environmental (A&E) exposures relating to the run-off operations of its P&C Group. During the 2026 review, no new trends were identified, and recent claims activity was generally consistent with our expectations resulting from our in-depth reviews in the prior five years, and our most recent external study in 2020. As a result, and consistent with the internal review in the third quarter of 2025, the 2026 review resulted in no net change to the P&C Group’s A&E reserves.

At September 30, 2026, the P&C Group’s insurance reserves include A&E reserves of $332 million, net of reinsurance recoverables. At September 30, 2026, the property and casualty insurance segment’s three-year survival ratios were 18.8 times paid losses for asbestos reserves, 37.7 times paid losses for environmental reserves and 24.0 times paid losses for total A&E reserves. These ratios compare favorably with industry data compiled by S&P Global Market Intelligence as of December 31, 2025, which indicate that industry survival ratios were 7.8 times paid losses for asbestos, 8.3 times paid losses for environmental, and 8.0 times paid losses for total A&E reserves.

The 2026 in-depth comprehensive review also included reserves for asbestos and environmental exposures of our former railroad and manufacturing operations. As a result of the review, AFG recorded a special non-core A&E charge to increase its liabilities for environmental exposures by $24 million ($19 million after-tax), due primarily to increases in the anticipated scope and costs of investigation and remediation at a limited number of sites.

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release, and any related oral statements, contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions, and projections. Examples of such forward-looking statements include statements relating to: the Company’s expectations concerning market and other conditions and their effect on future premiums, revenues, earnings, investment activities and the amount and timing of share repurchases or special dividends; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate changes; and improved loss experience.

Actual results and/or financial condition could differ materially from those contained in or implied by such forward-looking statements for a variety of reasons including, but not limited to: the risks and uncertainties AFG describes in the “Risk Factors” section of its most recent Annual Report on Form 10-K, as updated by its other reports filed with the Securities and Exchange Commission; changes in financial, political and economic conditions, including changes in interest and inflation rates and impacts from tariffs or other trade actions, currency fluctuations and extended economic recessions or expansions in the U.S. and/or abroad; performance of securities markets; new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in AFG’s investment portfolio; the availability of capital; changes in insurance law or regulation, including changes in statutory accounting rules, including modifications to capital requirements; changes in the legal environment affecting AFG or its customers; tax law and accounting changes; levels of natural catastrophes and severe weather, terrorist activities (including any nuclear, biological, chemical or radiological events), incidents of war or losses resulting from pandemics, civil unrest and other major losses; disruption caused by cyber-attacks or other technology breaches or failures by AFG or its business partners and service providers, which could negatively impact AFG’s business or reputation and/or expose AFG to litigation; development of insurance loss reserves and establishment of other reserves, particularly with respect to amounts associated with asbestos and environmental claims; availability of reinsurance and ability of reinsurers to pay their obligations; competitive pressures; the ability to obtain adequate rates and policy terms; changes in AFG’s credit ratings or the financial strength ratings assigned by major ratings agencies to AFG’s operating subsidiaries; and the impact of the conditions in the international financial markets and the global economy relating to AFG’s international operations.

The forward-looking statements herein are made only as of the date of this press release. The Company assumes no obligation to publicly update any forward-looking statements.

Conference Call

The Company will hold a conference call to discuss 2026 third quarter results at 11:30 a.m. (ET) tomorrow, Wednesday, November 4, 2026. Simplified event registration and access provides two ways to access the call.

Participants should register for the call here now, or any time up to and during the time of the call and will immediately receive the dial-in number and a unique PIN to access the call. While you may register at any time up to and during the time of the call, you are encouraged to join the call 10 minutes prior to the start of the event.

The conference call and accompanying webcast slides will also be broadcast live over the internet. To access the event, click the following link: https://www.afginc.com/news-and-events/event-calendar. Alternatively, you can choose Events from the Investor Relations page at www.AFGinc.com.

A replay of the webcast will be available via the same link on our website approximately two hours after the completion of the call.

Contact:

Diane P. Weidner, IRC, CPA (inactive)

Vice President – Investor & Media Relations

513-369-5713

Websites:

www.AFGinc.com

www.GreatAmericanInsuranceGroup.com

# # #

(Financial summaries follow)

This earnings release and AFG’s Quarterly Investor Supplement are available in the Investor Relations section of AFG’s website: www.AFGinc.com.

AFG2026-19

AMERICAN FINANCIAL GROUP, INC., AND SUBSIDIARIES

SUMMARY OF EARNINGS AND SELECTED BALANCE SHEET DATA

(In Millions, Except Per Share Data)

	Three months ended September 30,		Nine months ended September 30,
	2026	2025	2026	2025
Revenues
Net earned premiums	$2,164	$2,013	$5,467	$5,240
Net investment income	356	205	764	562
Realized gains (losses) on:
Securities	(35)	12	(37)	17
Subsidiary	—	1	—	1
Income of managed investment entities:
Investment income	71	70	207	214
Gain (loss) on change in fair value of assets/liabilities	(2)	—	(21)	(7)
Other income	29	30	87	84

Total revenues	2,583	2,331	6,467	6,111
Costs and expenses
Losses & loss adjustment expenses	1,470	1,355	3,376	3,327
Commissions and other underwriting expenses	571	529	1,687	1,593
Interest charges on borrowed money	23	19	70	57
Expenses of managed investment entities	62	61	178	189
Other expenses	98	99	242	251

Total costs and expenses	2,224	2,063	5,553	5,417

Earnings before income taxes	359	268	914	694
Provision for income taxes	77	53	193	151

Net earnings	$282	$215	$721	$543

Diluted earnings per common share	$3.40	$2.58	$8.68	$6.50

Average number of diluted shares	82.9	83.4	83.1	83.6

Selected Balance Sheet Data:	September 30, 2026	December 31, 2025
Total Cash and investments	$ 17,351	$ 17,182
Long-term debt	$ 1,821	$ 1,820
Shareholders’ equity(b)	$ 4,727	$ 4,820
Shareholders’ equity (excluding AOCI)	$ 5,155	$ 4,870
Book value per share(b)	$ 57.12	$ 57.78
Book value per share (excluding AOCI)	$ 62.29	$ 58.38
Common Shares Outstanding	82.7	83.4

Footnote (b) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

SPECIALTY P&C OPERATIONS

(Dollars in Millions)

	Three months ended September 30,		Pct. Change	Nine months ended September 30,		Pct. Change
	2026	2025		2026	2025
Gross written premiums	$3,959	$3,665	8%	$9,244	$8,609	7%

Net written premiums	$2,454	$2,252	9%	$6,033	$5,666	6%

Ratios (GAAP):
Loss & LAE ratio	67.8%	67.2%		61.6%	63.4%
Underwriting expense ratio	26.0%	25.8%		30.4%	29.9%

Specialty Combined Ratio	93.8%	93.0%		92.0%	93.3%

Combined Ratio – P&C Segment	94.0%	93.1%		92.2%	93.4%

Supplemental Information (c):
Gross Written Premiums:
Property & Transportation	$2,214	$1,975	12%	$4,564	$4,119	11%
Specialty Casualty	1,342	1,337	—%	3,550	3,467	2%
Specialty Financial	403	353	14%	1,130	1,023	10%

	$3,959	$3,665	8%	$9,244	$8,609	7%

Net Written Premiums:
Property & Transportation	$1,193	$1,051	14%	$2,586	$2,373	9%
Specialty Casualty	935	914	2%	2,536	2,451	3%
Specialty Financial	326	287	14%	911	842	8%

	$2,454	$2,252	9%	$6,033	$5,666	6%

Combined Ratio (GAAP):
Property & Transportation	93.4%	94.1%		91.2%	94.1%
Specialty Casualty	94.9%	95.8%		94.9%	95.7%
Specialty Financial	92.5%	81.1%		86.2%	84.8%
Aggregate Specialty Group	93.8%	93.0%		92.0%	93.3%

	Three months ended September 30,		Nine months ended September 30,
	2026	2025	2026	2025
Reserve Development (Favorable)/Adverse:
Property & Transportation	$(24)	$(11)	$(113)	$(43)
Specialty Casualty	(5)	(1)	(6)	21
Specialty Financial	(4)	(12)	(41)	(34)

Specialty Group	(33)	(24)	(160)	(56)
Other	3	1	5	2

Total Reserve Development	$(30)	$(23)	$(155)	$(54)

Points on Combined Ratio:
Property & Transportation	(2.4)	(1.1)	(5.3)	(2.1)
Specialty Casualty	(0.6)	(0.1)	(0.2)	0.9
Specialty Financial	(1.2)	(4.7)	(4.7)	(4.2)
Aggregate Specialty Group	(1.5)	(1.2)	(2.9)	(1.1)
Total P&C Segment	(1.4)	(1.1)	(2.8)	(1.0)

Footnote (c) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

Notes to Financial Schedules

a)	Components of core net operating earnings (dollars in millions):

	Three months ended September 30,		Nine months ended September 30,
	2026	2025	2026	2025
Core Operating Earnings before Income Taxes:
P&C Insurance Segment *	$406	$328	$1,065	$847
Parent investment income - sale of Charleston Harbor	63	—	63	—
Interest and other corporate expenses	(51)	(48)	(153)	(146)

Core operating earnings before income taxes	418	280	975	701
Related income taxes	89	56	206	146

Core net operating earnings	$329	$224	$769	$555

*

The sale of Charleston Harbor Resort & Marina in August 2026 generated $126 million in pretax net investment income. The P&C companies and AFG parent equally owned the property. Accordingly, half of the earnings are included in the operating results of the P&C Insurance Segment, and half are recorded as parent company investment income. The sale contributed $1.21 per share of core net operating earnings for the three months ended September 30, 2026.

b)

Shareholders’ Equity at September 30, 2026, includes ($428 million) ($5.17 per share loss) in Accumulated Other Comprehensive Income (Loss) compared to ($50 million) ($0.60 per share loss) at December 31, 2025.

c)	Supplemental Notes:

•

Property & Transportation includes primarily physical damage and liability coverage for buses and trucks and other specialty transportation niches, inland and ocean marine, agricultural-related products, and other commercial property coverages.

•

Specialty Casualty includes primarily excess and surplus and excess liability; general liability for the energy, construction and environmental industries; executive and professional liability; specialty coverages in targeted markets; and workers’ compensation insurance.

•

Specialty Financial includes primarily risk management insurance programs for lending and leasing institutions (including equipment leasing and collateral and lender-placed mortgage property insurance), surety and fidelity products and trade credit insurance.